UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2023
BOSTON PROPERTIES, INC.
BOSTON PROPERTIES LIMITED PARTNERSHIP
(Exact Name of Registrants As Specified in its Charter)

Boston Properties, Inc.	Delaware	1-13087	04-2473675
	(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Boston Properties Limited Partnership	Delaware	0-50209	04-3372948
	(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 Boylston Street, Suite 1900, Boston, Massachusetts 02199
(Address of Principal Executive Offices) (Zip Code)
(617) 236-3300
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Boston Properties, Inc.	Common Stock, par value $0.01 per share	BXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Boston Properties, Inc.:
Emerging growth company ☐

Boston Properties Limited Partnership:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Boston Properties, Inc. ☐         Boston Properties Limited Partnership ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 8.01.    Other Events.
On January 4, 2023, Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership and the entity through which Boston Properties, Inc. conducts substantially all of its business, entered into a credit agreement (the “Credit Agreement”) that provides for a $1.2 billion unsecured term loan facility (the “Term Loan”). Under the Credit Agreement, the Company may, at any time prior to the maturity date, increase total commitments by up to an additional $300.0 million in aggregate principal amount by increasing the existing Term Loan or incurring one or more additional term loans, in each case, subject to syndication of the increase and other conditions. The Term Loan facility matures on May 16, 2024, with one 12-month extension option, subject to customary conditions.
At the Company’s option, loans under the Credit Agreement will bear interest at a rate per annum equal to (1) a base rate equal to the greatest of (a) the Federal Funds rate plus 1/2 of 1%, (b) the Administrative Agent’s prime rate, (c) Term SOFR for a one-month period plus 1.00%, and (d) 1.00%, in each case, plus a margin ranging from 0 to 60 basis points based on the Company’s credit rating; or (2) a rate equal to adjusted Term SOFR with a one-month period plus a margin ranging from 75 to 160 basis points based on the Company’s credit rating. Based on the Company’s current credit rating, the base rate margin is 0 basis points and the Term SOFR margin is 85 basis points.
The Term Loan currently bears interest at a rate equal to adjusted Term SOFR plus 85 basis points. Upon entry into the Credit Agreement, the Company borrowed $1.2 billion under the Term Loan, a portion of which was used to repay in full the Company’s $730.0 million unsecured term loan, which was scheduled to mature on May 16, 2023.
The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default provisions, including the failure to pay indebtedness, breaches of covenants and bankruptcy and other insolvency events, which could result in the acceleration of the obligation to repay all outstanding amounts and the cancellation of all commitments outstanding under the Credit Agreement. Among other covenants, the Credit Agreement requires that the Company maintain on an ongoing basis: (1) a leverage ratio not to exceed 60%, however, the leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within one year, (2) a secured debt leverage ratio not to exceed 55%, (3) a fixed charge coverage ratio of at least 1.40, (4) an unsecured debt leverage ratio not to exceed 60%, however, the unsecured debt leverage ratio may increase to no greater than 65% provided that it is reduced to 60% within one year and (5) an unsecured debt interest coverage ratio of at least 1.75. The Credit Agreement also imposes limitations and other restrictions on certain investments.
The Credit Agreement was arranged by BofA Securities, Inc. and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, with Bank of America, N.A., as Administrative Agent and lender, JPMorgan Chase Bank, N.A., as Syndication Agent and lender, The Bank of New York Mellon, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, U.S. Bank National Association, Wells Fargo Bank, N.A., TD Bank, N.A., Bank of Nova Scotia, Truist Bank, Mizuho Bank, LTD., M&T Bank and Sumitomo Mitsui Banking Corporation as Documentation Agents, and a syndicate of banks named therein as lenders.
The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
*10.1	Credit Agreement, dated as of January 4, 2023, among Boston Properties Limited Partnership and the lenders identified therein.
*101.SCH	Inline XBRL Taxonomy Extension Schema Document.
*101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
*101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
*101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
*104	Cover Page Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101.*).
______________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

By:	/s/ MICHAEL E. LABELLE
Michael E. LaBelle
Executive Vice President, Chief Financial Officer
and Treasurer

BOSTON PROPERTIES LIMITED PARTNERSHIP
By: Boston Properties, Inc., its General Partner

By:	/s/ MICHAEL E. LABELLE
Michael E. LaBelle
Executive Vice President, Chief Financial Officer
and Treasurer

Date: January 6, 2023